Exhibit 10.10

Portillo’s Hot Dogs, LLC • 2001 Spring Road, Suite 400, Oak Brook, IL60523-3930 • (630) 954-3773 • Fax (630) 954-5851 • www.portillos.com

November 14, 2020

Michelle Hook

23673 N. Crooked Tree Court

South Lyon, MI 48178

Via email: spartyhook@gmail.com

Dear Michelle:

Portillo’s Hot Dogs, LLC is delighted to make a contingent offer to you for the position of Chief Financial Officer reporting directly to Michael Osanloo, CEO. You will also serve as the Chief Financial Officer of PHD Group Holdings LLC, our parent company and oversee and direct presentations to the Audit Committee of the Board of Managers. We believe that your financial expertise, experience in the restaurant industry, and commitment to developing people will be an essential asset to the restaurants, management leaders and Executive Team and help us achieve our overall strategic goals.

Your starting date is set as December 7, 2020. We will coordinate a suitable schedule with you for time in the restaurants, the Restaurant Support Center, to meet the Senior Team and your direct reports to ensure alignment with Portillo’s strategic goals and your success.

The starting salary is $350,000.00 per year and is paid on a bi-weekly basis. You will also be eligible to participate in a discretionary annual bonus program at 50% of your base salary. Since you will be starting in December 2020, you will not be eligible for the 2020 bonus payout. Direct deposit is available for paychecks, and we highly encourage all employees to use it.

You will receive up to $75,000 to assist you cover your relocation expenses. These amounts will be reimbursed to you upon submission of receipts, or as funds paid directly by Portillo’s in the event we are able to assist you with a moving company or otherwise. In addition, you will receive a Sign-On Bonus of $115,000 (gross) payable on December 17, 2020. Should your employment be terminated by Portillo’s for Cause or if you voluntary resign within 1 year of your starting date, you will be required to repay Portillo’s Hot Dogs, LLC the full amount of the Sign-on Bonus. Should your employment be terminated by Portillo’s for Cause or if you voluntary resign after the first year but prior to the second anniversary of your start date, you will be required to repay Portillo’s Hot Dogs, LLC one-half of the Sign-on Bonus. All repayment requirements will be based on the gross payment amount of your Sign-on Bonus and not the net amount and shall be made within ten (10) business days of termination.

Your position is also eligible to participate in the executive stock option program. Your position will be eligible for a grant of 800,000 options, (split evenly between Time and Time/Performance Options) subject to final approval by the Board of Managers. You will receive an additional 100,000 Options as an additional Sign-On incentive (again, split evenly between Time and Time/Performance Options). During your interview process, you have been provided with information relating to the potential value of these Options.

Full family medical, dental, vision and short-term disability coverage are offered through our company’s employee benefit plan and is effective after a 60-day waiting period, with 100% of the premium equivalent paid for by the Company, so long as such full payment is permitted by law. In addition, you are eligible to participate in the long-term disability plan, offered at attractive rates and a financial and tax planning program offered to Portillo’s Executive Team and fully paid for by the Company.

In the event you are currently covered under a health plan and intend to exercise your COBRA rights during the waiting period, Portillo’s will pay that cost on your behalf until your waiting period is met.

Portillo’s offers a paid vacation plan. You will receive 4 weeks’ vacation, to be accrued on a prorated monthly basis. Eligibility for the company 401K retirement plan begins after 90 days of employment. In addition, we offer a non-qualified deferred compensation plan for our highly compensated employees. You will be eligible for participation in this plan in 2021.

This is an offer of employment only and should not be construed as an employment contract. Your employment with the company is contingent upon your execution and return of the Confidentiality, Work for Hire and Non-Solicitation Agreement, attached.

I look forward to having you join our Portillo’s family and know that you will live our values of family, greatness, energy and fun! Please feel free to contact me via email jwaite@portillo’s.com or my cell phone (925) 822-7040 with any questions.

If you choose to accept this contingent job offer, please sign below and return it to me at your earliest convenience.

We look forward to welcoming you to the Portillo’s team.

Sincerely,

Jill Waite, CHRO

Portillo’s Hot Dogs LLC

I hereby accept the contingent offer as Chief Financial Officer of Portillo’s Hot Dogs, LLC

/s/ Michelle Hook
Signature – Michelle Hook

11-16-2020
Date